99(i) Promissory Note from Medicore, Inc. to the Company dated
           August 9, 2000.

                             PROMISSORY NOTE

$200,000.00                                                     August 9, 2000

     FOR VALUE RECEIVED, the undersigned, Medicore, Inc., a Florida corporation (the "Borrower"), hereby promises to pay to the order of Dialysis Corporation of America, a Florida corporation and a 60%-owned subsidiary of the Borrower, or its successors and assigns (hereinafter, with any subsequent holder, the "Holder"), at its principal offices located at 27 Miller Street, Lemoyne, PA 17043, or at such other place or to such other party as the holder of this Promissory Note (the "Note") may from time to time designate in writing, the principal sum of Two Hundred Thousand Dollars ($200,000.00) together with interest on the principal balance outstanding from time to time at the fixed rate of ten percent (10%) per annum, computed daily. All payments hereunder shall be made in lawful currency of the United States and in immediately available funds. Interest shall be calculated on the basis of the actual number of days elapsed over a 360-day year. Unless sooner paid in full, the entire unpaid principal of this Note, together with all accrued, but unpaid, interest and all other fees, costs, and charges, if any, shall be due and payable in full on September 8, 2000 (the "Maturity Date"). No payments of principal or interest are required hereunder until the Maturity Date except as otherwise provided herein. If any amounts due under this Note are due on a day which is not a business day, then such amounts shall be due on the next following day which is a regular business day.

     Except as otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Promissory Note between the Borrower and the Holder dated January 27, 2000 (the "Original Note"). This Note is subject to all the terms and conditions of the Original Note other than Section 1, "Terms of the Note and Payment," the Maturity Date of this Note being in lieu of any maturity date of the Original Note. Otherwise all the terms and provisions of the Original Note shall continue in full force and effect.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Note as of the day and year first above written.

                                       MEDICORE, INC.

                                          /s/ Thomas K. Langbein

                                       By:-----------------------------------
                                          THOMAS K. LANGBEIN, Chairman of
                                          the Board, CEO and President

                           ACKNOWLEDGEMENT

STATE OF NEW JERSEY  )
                     :   ss.:
COUNTY OF BERGEN     )

Before me personally appeared THOMAS K. LANGBEIN, as Chairman of the Board, CEO and President of MEDICORE, INC., a Florida corporation, to me well known and known to me to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he executed said instrument of the purposes therein expressed, on behalf of the corporation.

WITNESS my had and official seal, this 9th day of August, 2000.

                                       /s/ Nancy A. Cox

                                       -------------------------------------
                                       Notary Public, State of New Jersey
                                       My commission expires: march 6, 2005

                                                [NOTARIAL SEAL]